Exhibit 23.1

Consent of KPMG LLP

The General Partner
Essex Portfolio, L.P.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-108336 and 333-44467) of Essex Portfolio, L.P. of our report dated February 4, 2004, except note 18, as to which the date is February 27, 2004, with respect to the consolidated balance sheets of Essex Portfolio, L.P. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, which report appears in the annual report on Form 10-K of Essex Portfolio, L.P.

/s/ KPMG LLP
KPMG LLP

San Francisco, California
March 12, 2004